Exhibit 4.(vi)

DESCRIPTION OF SHARE CAPITAL OF THE COMPANY

The following description of the material terms of capital of Mega Matrix Inc. (the “Company”) includes a summary of specified provisions of the memorandum and articles of association of the Company in effect as of the date hereof.

Authorized Share Capital

The authorized share capital of the Company is US$1,110,000, divided into: (i) 1,000,000,000 class A ordinary shares of par value US$0.001 each (“Class A Share”), (ii) 50,000,000 class B ordinary shares of par value US$0.001 each (“Class B Share”), (iii) 50,000,000 class C ordinary shares of par value US$0.001 each (“Class C Share”, together with Class A Share and Class B Share, “Ordinary Shares”), and (iv) 10,000,000 preferred shares of par value US$0.001 each. The board of directors of the Company has general and unconditional authority to allot, grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide provided that no shares may be issued at a discount except in accordance with the Companies Act (Revised) of the Cayman Islands. Without limitation to the above, the Directors may so deal with the unissued Shares either at a premium or at par; or with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return or capital or otherwise.

Ordinary Shares

General. The Company is authorized to issue (i) 1,000,000,000 class A ordinary shares of par value US$0.001 each, (ii) 50,000,000 class B ordinary shares of par value US$0.001 each, and (iii) 50,000,000 class C ordinary shares of par value US$0.001 each. All of the Company’s outstanding Ordinary Shares are fully paid and non-assessable. The Company’s shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their Ordinary Shares in accordance with the memorandum and articles of association of the Company.

Dividends. The holders of Ordinary Shares of the Company are entitled to such dividends as may be declared by the Company’s board of directors. The memorandum and articles of association of the Company provide that its board of directors may declare and pay dividends if justified by the Company’s financial position and permitted by law.

Voting Rights. Each Class A Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, each Class B Share shall be entitled to one hundred (100) votes, each Class C Share shall be entitled to fifty (50) votes on all matters subject to vote at general meetings of the Company. Class A Shares, Class B Shares and Class C Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which the Company’s shares are listed for trading, or a poll is demanded by the chairman of such meeting or at least two shareholders having the right to vote on the resolutions or one or more shareholders who, individually or collectively, holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders (for as long as the Company’s Class A Shares are listed on the stock exchange) consists of one or more shareholders who holds shares that represent at least one-third of the Company’s issued voting shares. Shareholders’ meetings, if the directors consider necessary or desirable, may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of the Company’s board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 10% of the rights to vote at such general meeting. At least seven clear days’ notice of a general meeting must be given to the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares of the Company cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares of the Company cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to the memorandum and articles of association of the Company.

Transfer of Ordinary Shares. Subject to the restrictions set out below, any of the Company’s shareholders may transfer all or any of his or her Ordinary Shares of the Company by an instrument of transfer in the usual or common form or any other form approved by the Company’s board of directors. The Company’s board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Shares of the Company irrespective of whether the shares are fully paid or the Company has no lien over it. If the Company’s board of directors refuses to register a transfer, it shall, within three months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, after compliance with any notice required of the stock exchange on which the Company’s shares are listed, be suspended at such times and for such periods as the Company’s board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 30 days in any year as the Company’s board of directors may determine.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. The Company’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares of the Company in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The Ordinary Shares of the Company that have been called upon and remain unpaid are subject to forfeiture.

Conversion Rights. Each Class B Share is convertible into one (1) Class A Share or one (1) Class C Share at any time by the holder thereof. Each Class C Share is convertible into one (1) Class A Share at the option of the holder thereof at any time after issuance and without the payment of any additional sum. The number of Class B Shares or Class C Shares (as the case may be) held by a holder thereof will be automatically and immediately converted into an equal and corresponding number of Class A Shares upon any of the following events, and no further Class B Shares and Class C Shares shall be issued by the Company thereafter:

(a) Any direct or indirect sale, transfer, assignment or disposition of such number of Class B Shares or Class C Shares (as the case may be) by the holder thereof or an Affiliate of such holder to any person or entity that is not a Management Shareholder and/or a trust for which the voting control remains with such holder. For the avoidance of doubt, (i) a sale, transfer, assignment or disposition shall be effective upon the Company’s registration of such sale, transfer, assignment or disposition in the Company’s register of Members; and (ii) the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of the Class B Shares or Class C Shares (as the case may be) to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or third party right is enforced and results in the third party holding directly or indirectly ownership to the related Class B Shares or Class C Shares (as the case may be), in which case all the related Class B Shares or Class C Shares (as the case may be) shall be automatically converted into the same number of Class A Shares.

(b) The Management Shareholder, which is designated as Yucheng Hu and/or Yamen Demir (including any affiliate of such person), ceasing to be a director, officer or employee of the Company;

(c) The Management Shareholder being permanently unable to attend board meetings and manage the business affairs of the Company as a result of incapacity solely due to his or her then physical and/or mental condition (which, for the avoidance of doubt, does not include any confinement against his or her will).

Class A Shares are not convertible into Class B Shares or Class C Shares under any circumstances.

Redemption of Ordinary Shares. The Companies Act and the Company’s memorandum and articles of association permit the Company to purchase its own shares. In accordance with the Company’s articles of association, provided the necessary shareholders or board approval have been obtained, we may issue shares on terms that are subject to redemption at the Company’s option on such terms and in such manner, provided the requirements under the Companies Act have been satisfied, including out of capital, as may be determined by the Company’s board of directors.

Inspection of Books and Records. Holders of the Company’s Ordinary Shares have no general right under the Company’s memorandum and articles of association to inspect or obtain copies of the Company’s list of shareholders or corporate records.

Issuance of Additional Shares. The Company’s memorandum and articles of association authorizes the Company’s board of directors to issue additional Ordinary Shares from time to time as the Company’s board of directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares of the Company.

Anti-Takeover Provisions. Some provisions of the Company’s memorandum and articles of association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. The Company’s memorandum and articles of association allow the Company’s shareholders holding shares representing in aggregate not less than 10% of all votes attaching to all of the Company’s paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of shareholders of the Company, in which case the Company’s directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. The Company’s authorized but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares of the Company could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Preferred Shares

The Company is authorized to issue 10,000,000 preferred shares of par value $0.001 each.

The Company’s directors may fix, by resolution or resolutions, the designation of such series and the number of preferred shares of the Company to constitute such series, and the variations in the relative rights (including, without limitation, voting, dividend, return of capital, redemption, liquidation, and conversion rights), restrictions, preferences, rights and qualifications as between the different series of Preferred Shares (if any) shall be fixed and determined by the directors.

Transfer Agent

The transfer agent and registrar for the Company’s Class A Shares is Continental Stock Transfer & Trust, 1 State Street 30th Floor, New York, NY 10004-1561.

3